UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bainum, Jr., Stewart
   11555 Darnestown Road
   Gaithersburg, MD  20878
2. Issuer Name and Ticker or Trading Symbol
   Choice Hotels International, Inc. (formerly Choice Hotels Franchising, Inc.) CHH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   11/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10/23/|S   | |20,500            |D  |$12.125    |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/23/|S   | |1,500             |D  |$12.375    |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/23/|S   | |4,100             |D  |$12.75     |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/23/|S   | |300               |D  |$12.4375   |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/26/|S   | |5,200             |D  |$12.4375   |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/26/|S   | |3,600             |D  |$12.375    |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/27/|S   | |200               |D  |$12.00     |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/27/|S   | |400               |D  |$12.25     |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/27/|S   | |1,800             |D  |$12.3125   |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/27/|S   | |5,000             |D  |$12.375    |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/28/|S   | |31,500            |D  |$12.1875   |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/28/|S   | |5,000             |D  |$12.125    |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/28/|S   | |1,700             |D  |$12.375    |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/29/|S   | |100,000           |D  |$12.125    |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/29/|S   | |57,200            |D  |$12.375    |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/29/|S   | |300               |D  |$12.4375   |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/29/|S   | |500               |D  |$12.3125   |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/29/|S   | |50,000            |D  |$12.25     |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/30/|S   | |2,000             |D  |$12.25     |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/30/|S   | |500               |D  |$12.3125   |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/30/|S   | |400               |D  |$12.3750   |                   |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/30/|S   | |4,500             |D  |$12.4375   |206,052            |I     |Note 1                     |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/25/|M   | |105,000           |A  |$2.8966    |                   |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |10/25/|F   | |30,025            |D  |           |74,975             |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |95,869             |I     |Note 2                     |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |246,140            |I     |Note 3                     |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |6,768              |I     |Note 4                     |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |1,206,303          |I     |Note 5                     |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |879,873            |I     |Note 6                     |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |851,669            |I     |Note 7                     |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |66,553             |I     |Note 8                     |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |1,094,026          |I     |Note 9                     |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |797,979            |I     |Note 10                    |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |700,214            |I     |Note 11                    |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |220,022            |I     |Note 12                    |
-----------------------------------------------------------------------------------------------------------------------------------|
      "          "         |      |    | |                  |   |           |532,685            |I     |Note 13                    |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock Option (R|$14.125 |9/23/|A   |V|34,475     |A  |Note |9/23/|Common Stock|34,475 |       |            |   |            |
ight to Buy)          |        |98   |    | |           |   |14   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Incentive Stock Option|$14.125 |9/23/|A   |V|11,825     |A  |Note |9/23/|"        "  |11,825 |D      |11,825      |D  |            |
                      |        |98   |    | |           |   |14   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Option (R|$2.8966 |9/25/|M   | |105,000    |A  |11/2/|11/2/|"           |105,000|       |414,462     |D  |            |
ight to Buy)          |        |98   |    | |           |   |96   |98   |"           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Note 1: Shares held by the Stewart Bainum, Jr. Declaration of Trust ("Stewart Bainum, Jr. Trust"), the sole trustee and beneficiary of which is Mr. Bainum, Jr.
Note 2: The proportionate interest of the Stewart Bainum, Jr. Trust in shares (1,779,628) owned by Mid Pines
Associates,
L.P.
Note 3: The proportionate interest of the Stewart Bainum, Jr. Grantor Retained Annuity Trust dated September 10,
1996, the sole trustee of which is Mr. Bainum, Jr. in shares (1,779,628) in Mid Pines Associates, L.P.
Note 4: The proportionate interest of various trusts, the beneficiaries of which are Mr. Bainum, Jr.'s two minor children in shares (1,779,628) in Mid Pines Associates, L.P. Beneficial ownership is disclaimed.
Note 5: The proportionate interest of the Stewart Bainum, Jr. Trust in shares (5,417,761) owned by Bainum
Associates Limited Partnership. The Stewart Bainum, Jr. Trust is the Managing General Partner and has the sole right to dispose of such shares.
Note 6: The proportionate interest of the Stewart Bainum, Jr. Trust in shares (4,415,250) owned by MC Investments
Limited Partnership. The Stewart Bainum, Jr. Trust is the Managing General Partner and has the sole right to dispose of such shares.
Note 7: The proportionate interest of the Stewart Bainum, Jr. Trust in shares (3,567,869) owned by Realty
Investment Company, Inc., a real estate investment and management company in which Mr. Bainum, Jr. owns indirectly 23.8% of the outstanding common stock. Beneficial ownership of such shares is disclaimed. Also includes 128,597 shares indirectly held through certain trusts for the benefit of Mr. Bainum, Jr.'s two minor children.
Note 8: The proportionate interest of the Roberta Froom Irrevocable Trust in shares (1,779,628) owned by Mid Pines
Associates, L.P. Mr. Bainum, Jr. is a co-trustee and his sister is the beneficiary. Beneficial ownership is disclaimed.
Note 9: The proportionate interest of the Roberta Froom Irrevocable Trust in shares (5,417,761) owned by Bainum
Associates Limited Partnership. Mr. Bainum, Jr. is a co-trustee and his sister is the beneficiary. Beneficial ownership is disclaimed.
Note 10: The proportionate interest of the Roberta Froom Irrevocable trust in shares (4,415,250) owned by MC
Investments Limited Partnership. Mr. Bainum, Jr. is a co-trustee and his sister is the beneficiary. Beneficial ownership is disclaimed.
Note 11: The proportionate interest of the Roberta Froom Irrevocable Trust in shares (3,567,869) owned by Realty
Investment Company, Inc. Mr. Bainum, Jr. is a co-trustee and his sister is the beneficiary. Beneficial ownership is disclaimed.
Note 12: The proportionate interest of certain trusts in shares (1,779,628) of Mid Pines Associates, L.P. for the benefit of Mr. Bainum, Jr.'s nephews. Mr. Bainum is the trustee and his nephews are the beneficiaries. Beneficial ownership is disclaimed.
Note 13: The proportionate interest in shares (3,567,869) of Realty Investment Company, Inc. of certain trusts for the benefit of Mr. Bainum, Jr.'s nephews. Mr. Bainum is the trustee and his nephews are the beneficiaries. Beneficial ownership is disclaimed.
Note 14: Such options vest in five equal annual installments beginning on 9/23/99.
SIGNATURE OF REPORTING PERSON
Stewart Bainum, Jr.
DATE
11/15/98